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                                                                Exhibit 10.1.8.1




                             AMENDMENT ONE TO THE
                            UNITED AUTO GROUP, INC.
                               STOCK OPTION PLAN




          Effective April 29, 1998, the Board of Directors of the United Auto Group, Inc. amended the United Auto Group, Inc. Stock Option Plan as follows:

          1. The reference to "1,500,838" in the second sentence of Article III shall be replaced with a reference to "2,000,838"

          2.  The following shall be added to the end of the first paragraph of
Article III:

                    The aggregate number of shares of common Stock with respect to which options may be granted during any calendar year to any Eligible Employee is 500,000.

          3. The first paragraph of Article X shall be deleted and the following shall be inserted in its place:

                    The Aggregate and maximum number of shares of Common Stock which may be purchased or acquired pursuant to Options granted hereunder, the number of shares of Common Stock to which each Option relates, the Exercise Price in respect of such option, and the maximum number of shares which may be granted to each Eligible Employee during any calendar year shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common stock resulting from a stock split or other subdivision or consolidation of shares of Common Stock or for other capital distributions or other increases or decreases in the outstanding shares of Common Stock effected without receipt of consideration in any form permitted under Delaware Law. Any adjustment shall be conclusively determined by the Committee.